UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Benihana Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than registrant)

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BENIHANA INC.

December 9, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Benihana Inc. (the “Company,” “we,” “our” or “us”) to be held on Tuesday, January 10, 2012 at 2:00 p.m., Eastern Time, at the InterContinental Hotel, 2505 North West 87th Avenue, Doral, Florida 33172. Details about the meeting and the matters to be acted on are included in the accompanying notice and proxy statement.

We hope you plan to attend the Annual Meeting. Whether or not you plan to attend, it is important that your shares are represented at the Annual Meeting. We strongly urge you to vote by signing, dating and returning the enclosed white proxy card or by voting your shares by telephone or Internet in accordance with the instructions set forth on the proxy card.

On behalf of everyone at the Company, we thank you for your ongoing interest and investment in the Company.

Sincerely,

Richard C. Stockinger
Chairman, Chief Executive Officer, and President

YOUR VOTE IS EXTREMELY IMPORTANT.

Regardless of the number of shares you own, we urge you to vote promptly.

BENIHANA INC.
8685 Northwest 53rd Terrace
Miami, Florida 33166
(305) 593-0770

December 9, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 10, 2012

To Our Stockholders:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Benihana Inc. (the “Company,” “we,” “our” or “us”) will be held on Tuesday, January 10, 2012 at 2:00 p.m., Eastern Time, at the InterContinental Hotel, 2505 North West 87th Avenue, Doral, Florida 33172 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three members of the Board of Directors for a three-year term.
2.	To approve, on an advisory basis, the Company’s executive compensation.
3.	To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2012.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

WHO MAY VOTE: You may vote if you were the record owner of Company stock at the close of business on December 8, 2011. A list of stockholders of record will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at our corporate headquarters, 8685 Northwest 53rd Terrace, Miami, Florida 33166.

By Order of the Board of Directors,

Richard C. Stockinger
Chairman, Chief Executive Officer, and President

BENIHANA INC.
8685 Northwest 53rd Terrace
Miami, Florida 33166

PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year End 2011	24
Option Exercises and Stock Vested in Fiscal Year 2011	24
Potential Payments upon Termination or Change in Control	24
PROPOSAL NO. 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	27
PROPOSAL NO. 3 - ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION	28
AUDIT COMMITTEE MATTERS	29
Audit Committee Report	29
Fees Paid to Independent Registered Public Accounting Firm	29
PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	31
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	32
COMPANY ANNUAL REPORT	32

ANNUAL MEETING INFORMATION

The accompanying proxies are solicited by the Board of Directors of Benihana Inc. (“we,” “us,” “our” or the “Company”) for use at our Annual Meeting of Stockholders (“Annual Meeting”) to be held at the InterContinental Hotel, 2505 North West 87th Avenue, Doral, Florida 33172, at 2:00 p.m., Eastern Time, on Tuesday, January 10, 2012 and at any adjournment thereof for the purposes set forth in the attached notice of meeting. This proxy statement and the accompanying notice of meeting and proxy card are being mailed to stockholders on or about December 9, 2011.

Who is entitled to vote?

Stockholders owning our Common Stock at the close of business on December 8, 2011, the record date, are entitled to vote at the Annual Meeting. Each holder of Common Stock has one vote per share. As of the close of business on the December 2, 2011, there were 17,880,952 shares of Common Stock outstanding.

What am I voting on?

You will be asked to vote on the following matters:

●	Election of three members of the Board of Directors

●	Approval, on an advisory basis, of the Company’s executive compensation

●	Voting, on an advisory basis, on the frequency of future advisory votes on executive compensation

●	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2012.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends a vote FOR each of the Board nominees named in this proxy statement (J. Ronald Castell, Michael S. Kaufman, and Richard T. Snead), FOR approval of the Company’s executive compensation, for THREE YEARS as the frequency of future advisory votes on executive compensation, and FOR ratification of the appointment of Deloitte & Touche LLP.

How do I vote?

You may vote by proxy in one of three ways: by telephone; by Internet; or by completing and returning the enclosed white proxy card. To vote by telephone or Internet, please follow the voting instructions set forth on the enclosed white proxy card. You may also vote by signing and dating the enclosed white proxy card and returning it in the prepaid envelope provided. You may also vote in person at the Annual Meeting if you are the record owner of your shares or you have received written authorization from your broker or other record holder to vote your shares at the Annual Meeting.

If you sign your proxy card but do not mark your choices, your proxies will vote FOR the persons nominated by the Board for election as directors, FOR approval of the Company’s executive compensation, for THREE YEARS as the frequency of future votes on our executive compensation, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Can I change my vote after I have submitted a proxy?

Yes. You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the General Counsel, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166, or submit new voting instructions by telephone or Internet or by a properly signed and returned proxy card bearing a later date. If you are a stockholder of record or have received written authorization from your broker or other record holder to vote your shares at the Annual Meeting, you may also revoke your proxy by voting in person at the Annual Meeting.

What is a quorum?

There must be a quorum for any action to be taken at the Annual Meeting. One-third of the voting power of the Common Stock, represented in person or by proxy, will constitute a quorum for the Annual Meeting.

Abstentions will be counted as votes present for purposes of determining the presence or absence of a quorum at the Annual Meeting. “Broker non-votes,” as defined below, will not be counted to determine if a quorum is present at the Annual Meeting.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that nominees receiving the highest number of FOR votes will be elected as directors.

Under our By-Laws, each of the advisory approval of the Company’s executive compensation, and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires approval by the affirmative vote of the holders of a majority of the voting power of the capital stock entitled to vote on the matter and casting votes for or against the matter. Abstentions and broker non-votes will have no effect on the outcome of such matters. The advisory vote on the frequency of future votes on executive compensation asks stockholders to express their preference for having such votes every one, two or three years. We will consider stockholders to have expressed a preference for the frequency that receives the highest number of favorable votes.

What are broker non-votes?

Broker non-votes are votes withheld by brokers in the absence of instructions from “street name” holders of the shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the ratification of the appointment of the independent registered public accounting firm, but not on election of directors, advisory approval of our executive compensation, or frequency of future advisory votes on executive compensation.

Who will count the vote?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will also determine whether or not a quorum is present at the Annual Meeting.

Who pays the expenses of this proxy statement?

We are paying all costs of soliciting our proxies for the Annual Meeting, including the costs of preparing, printing and mailing this notice of meeting and proxy statement. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay an estimated fee of $17,500 plus expenses for its services if the solicitation is uncontested, and an estimated fee of $100,000 plus expenses if the solicitation is contested. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of our stock. Some of our directors, director nominees, officers and other employees may solicit proxies by telephone, mail or personal interview without additional compensation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Company’s proxy statement for the Annual Meeting to be held on January 10, 2012 (including a form of the accompanying proxy card) and the Company’s 2011 Annual Report to Stockholders are available on our website www.benihana.com/about under Investor Relations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information relating to the beneficial ownership of our Common Stock as of December 1, 2011 by (i) all persons we know to beneficially own more than 5% of our Common Stock, (ii) each named executive officer, (iii) each current director and director nominee, and (iv) all of our current executive officers and directors as a group. As of the close of business on December 1, 2011, there were 17,880,952 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. All shares of Common Stock subject to options or warrants exercisable within 60 days of December 1, 2011 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants, for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

	Common Stock
	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

5% Stockholders

Benihana of Tokyo, Inc. (2)	2,153,744	12.0%
645 Fifth Avenue
New York, New York 10022

RHA Testamentary Trust (2)	2,153,744	12.0%

Keiko Ono Aoki (2)	2,153,744	12.0%

BFC Financial Corporation	1,582,577	8.9%
2100 W Cypress Creek Road
Ft. Lauderdale, Florida 33309

Coliseum Capital Management, LLC (3)	2,624,230	14.7%
Adam L. Gray
Christopher S. Shackelton
767 Third Avenue, 35th Floor
New York, NY 10017

Andreeff Equity Advisors, L.L.C (4)	1,118,289	6.3%
Dane Andreeff
140 East St. Lucia Lane
Santa Rosa Beach, FL 32459

RBC Global Asset Management (U.S.) Inc. (5)	1,100,781	6.2%
100 South Fifth Street,
Suite 2300
Minneapolis, MN 55402

Ameriprise Financial, Inc. (6)	976,706	5.5%
Columbia Management Investment Advisers, LLC
Columbia Small Cap Value Fund I
145 Ameriprise Financial Center
Minneapolis, MN 55474

	Common Stock
	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

Named Executive Officers, Directors and Nominees

John E. Abdo (7)	229,167	1.3%
Norman H. Becker (7)	138,542	*
Darwin C. Dornbush (7)	70,379	*
Richard C. Stockinger (7)	395,700	2.2%
Lewis Jaffe (7)	51,367	*
Joseph J. West (7)	67,667	*
J. Ronald Castell (7)	66,667	*
Alan B. Levan (7)	46,667	—
Michael W. Kata (7)	6,667	—
Adam L. Gray (8)	(8)	(8)
Christopher P. Ames	152,000	—
Gene R. Baldwin	—	—
J. David Flanery	165,000	—
Cristina L. Mendoza	77,000	—
Michael S. Kaufman	—	—
Richard T. Snead	—	—
All current directors and executive officers as a group (12 persons) (7)	1,466,823	7.4%

*	Less than 1%.

(1)	The share ownership and voting percentages reflect the reclassification of the Company’s Common Stock and Class A Common Stock into a single class on a one-to-one basis, effective November 29, 2011 (the “Reclassification”).

(2)	Based solely on a Schedule 13D/A filed jointly by Benihana of Tokyo, Inc. (“BOT”), RHA Testamentary Trust, Keiko Ono Aoki, Thomas L. Jones, Joseph L. Manson, and Yutaka Nakamura on November 23, 2011, as adjusted to reflect the Reclassification. All of the issued and outstanding capital stock of BOT is owned by the RHA Testamentary Trust of which Keiko Ono Aoki is the sole trustee. BOT, Ms. Aoki and the trust have shared voting and dispositive power with respect to these shares.

(3)	Common Stock ownership of 2,617,563 shares is based solely on a Schedule 13D/A filed jointly by Coliseum Capital Management, LLC, Adam L. Gray and Christopher S. Shackelton on December 2, 2011. Each of Coliseum Capital Management, LLC and Messrs. Gray and Shackelton have shared voting power and shared dispositive power with respect to these shares. Table also includes 6,667 shares which may be purchased upon exercise of stock options which are presently exercisable or will become exercisable within sixty days after December 1, 2011, which were granted to Mr. Gray as director compensation and assigned by him to Coliseum Capital Partners, L.P.

(4)	Based solely on Schedule 13Gs filed jointly by Dane Andreeff and Andreeff Equity Advisors, L.L.C. on February 14, 2011, as adjusted to reflect the Reclassification. Each of Mr. Andreeff and Andreeff Equity Advisors, L.L.C. has shared voting and shared dispositive power with respect to these shares.

Mr. Andreeff is a control person of Andreeff Equity Advisors, L.L.C., in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. Mr. Andreeff also owns an interest in Maple Leaf Capital I, L.L.C., which is the general partner of certain limited partnerships which own shares of Common Stock, including, Maple Leaf Partners, L.P. and Maple Leaf Offshore, Ltd. Andreeff Equity Advisors, L.L.C. is the investment adviser of each such limited partnership.

On February 14, 2011, a Schedule 13G was (i) filed by Maple Leaf Offshore, Ltd. indicating that it has shared voting power and shared dispositive power with respect to 99,756 shares; (ii) filed by Maple Leaf Partners, L.P. indicating that it has shared voting power and shared dispositive power with respect to 375,863 shares; and (iii) filed jointly by Maple Leaf Capital I, L.L.C. (with Dane Andreeff and Andreeff Equity Advisors, L.L.C., as otherwise described above) indicating Maple Leaf Capital I, L.L.C. has shared voting power and shared dispositive power with respect to 430,578 shares. On February 14, 2011, a Schedule 13G was filed jointly by Maple Leaf Capital I, L.L.C. and Maple Leaf Offshore, Ltd. indicating Maple Leaf Capital I, L.L.C. has shared voting power and shared dispositive power with respect to 477,602 shares, Maple Leaf Partners, L.P. has shared voting power and shared dispositive power with respect to 415,791 shares and Maple Leaf Offshore, Ltd. has shared voting power and shared dispositive power with respect to 110,353 shares.

(5)	Based solely on a Schedule 13G/A filed by RBC Global Asset Management Inc. on February 10, 2011, as adjusted to reflect the Reclassification. Such Schedule 13G/A reported shared voting power with respect to 344,714 shares and shared dispositive power with respect to 1,100,781 shares.

(6)	Based solely on a Schedule 13G filed jointly by Ameriprise Financial, Inc., Columbia Management Investment Advisers, LLC and Columbia Small Cap Value Fund I on January 31, 2011, as adjusted to reflect the Reclassification. Such Schedule 13G reported that each of Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC had shared voting power and shared dispositive power with respect to 976,706 shares and that Columbia Small Cap Value Fund I had sole voting power and shared dispositive power with respect to 732,359 shares.

(7)	Beneficial ownership on this table includes the following number of shares of Common Stock which may be purchased upon exercise of options which are presently exercisable or which will become exercisable within 60 days after December 1, 2011: Mr. Abdo –111,667 shares; Mr. Becker – 111,667 shares; Mr. Jaffe – 47,667 shares; Mr. West – 56,667 shares; Mr. Castell – 66,667 shares; Mr. Stockinger – 20,000 shares; Mr. Dornbush – 36,667 shares; Mr. Levan – 16,667 shares; Mr. Kata – 6,667 shares; all current executive officers and directors as a group – 474,336 shares.

(8)	See Note 3.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules promulgated by the SEC govern the reporting of securities transactions by directors, officers and holders of 10% or more of any class of our equity securities. Based solely upon our review of copies of reports filed with the SEC and received by us, we believe that our directors and officers and 10% stockholders have filed all required reports on a timely basis, other than Mr. West and Coliseum Capital Management LLC, who inadvertently did not timely file reports once and twice, respectively, in each case as to one transaction.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors is divided into three classes. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring.

Until recently, our Certificate of Incorporation provided for a separate class vote by the holders of the Class A Common Stock to elect 25% (or the next higher whole number) of each class of directors of the Board, with the remaining directors elected by holders of the Common Stock and the Series B Preferred Stock voting together as a single class. Pursuant to the reclassification of our Common Stock and Class A Common Stock into a single class effective November 29, 2011, the separate vote by holders of Class A Common Stock has been eliminated. In addition, all of the Series B Preferred Stock has been converted to Common Stock. As a result, all directors will be elected by a vote of the Common Stock.

On recommendation of its Nominating and Governance Committee, the Board has nominated J. Ronald Castell, Michael S. Kaufman, and Richard T. Snead to stand for election as directors for a three-year term expiring at our annual meeting in 2014. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION
OF THE ABOVE NOMINEES AS DIRECTORS

Board Nominees for Director

J. Ronald Castell
Director since 2005
Class I Director (Term to expire in 2014, if elected)
Age 73

Since 2004, when Mr. Castell formed ReelRon LLC, a marketing consulting firm, he personally and through ReelRon LLC has been a consultant to various businesses in a variety of industries with respect to marketing and communications matters. Mr. Castell’s consulting clients have included and he currently is on retainer from Huizenga Holdings, Inc., which is the private equity arm of Wayne Huizenga, the South Florida entrepreneur who built AutoNation, Waste Management, Blockbuster Entertainment Corp. and Republic Services, among other enterprises. Mr. Castell’s other clients have included Centryx Corp., Southern Audio Video and Breakaway Films. Mr. Castell currently maintains an office at the offices of Huizenga Holdings. From 1995 to 2004, Mr. Castell served as Senior Vice President of Marketing and Communications of Huizenga Holdings, where he was an executive in marketing and advertising for many of Huizenga Holdings’ enterprises. From 1989 to 1995, Mr. Castell served as Senior Vice President of Programming and Communications of Blockbuster Entertainment, the worldwide provider of home video and video game rental services. In 1994, Blockbuster Entertainment acquired a significant stake in Spelling Entertainment Group, a media conglomerate run by television producer Aaron Spelling. During this period, Mr. Castell also held an executive position in the office of the Chairman of Spelling Entertainment and was a principal architect of that acquisition. The extensive management experience Mr. Castell gained through his service as an executive officer at Blockbuster Entertainment and Huizenga Holdings and his thorough understanding of marketing and communications issues enable him to make valuable contributions to the Board.

Michael S. Kaufman
Not currently a Director
Class I Director (Term to expire in 2014, if elected)
Age 58

Mr. Kaufman is the president of the restaurant group of Centerplate, Inc., an $800 million provider of food service in sports, convention and entertainment venues, a position he has held since October 2011. Mr. Kaufman’s involvement with Centerplate began in March 2008, when he sold the restaurant concept he co-founded into Enovo Restaurant Ventures LLC, a joint venture with Centerplate. Prior to the sale, from 2006 to 2008, Mr. Kaufman was a co-founder and member of Essential Restaurant Holdings LLC, the owner, operator and licensor of the Harry’s Tap Room restaurant brand. Previously, Mr. Kaufman established Pond Hill Ventures LLC, which evaluated and invested in hospitality ventures principally from 2003 to 2008. From 1993 to 2003, Mr. Kaufman served as President of Metromedia Restaurant Group, which operated and franchised Ponderosa, Bonanza, Bennigan’s, and Steak and Ale restaurants, and, from 1992 to 1993, as President of Metromedia Steakhouses, Inc., which operated and franchised Ponderosa and Bonanza. Earlier in his career, he served as a managing director of Kluge & Company, the acquisition and investment-banking arm of Metromedia Company, and as an attorney specializing in corporate and securities law. Mr. Kaufman has served on the board of directors of the National Restaurant Association since 2001, including as its Chairman from 2008-2009. He also serves on the Consumer Executive Advisory Board of Gryphon Investors, a private equity firm, the Board of Trustees of the Culinary Institute of America, and other boards. Mr. Kaufman’s extensive experience in the restaurant industry and his background in law and investment banking will make him a valuable addition to the Board of Directors.

Richard T. Snead
Not currently a Director
Class I Director (Term to expire in 2014, if elected)
Age 60

Mr. Snead served as the President and Chief Executive Officer of Carlson Restaurants Worldwide, Inc., the parent company of T.G.I. Friday’s, from 2002 until his retirement in 2009. From 1997 to 2002, he served as President and Chief Operating Officer of Carlson Restaurants International. Prior to that he served as Senior Vice President of Store Operations and Retail Development of Casual Corner Group (1996 to 1997); President, New Business Development and Managing Director of UK operations at Lenscrafters Corporation (1992 to 1996); and in various executive positions at Burger King Corporation (1978 to 1992). He currently provides consulting to the restaurant industry, serves on the board of directors of the National Restaurant Association and the board of directors of Rosinter Restaurant Group, an international leader in casual dining in Russia and Eastern Europe, and is a member and former Chair of the Society of International Business Fellows. He also serves on the Board of Advisors of the University of Tennessee College of Engineering. Mr. Snead’s extensive experience in the restaurant industry, including experience in international operations, will make him a valuable addition to the Board of Directors.

Continuing Directors

The following is information about our Class II and Class III Directors, each of whom will continue in office:

John E. Abdo
Director since 1990
Class II Director (Term to expire in 2012)
Age 68

Mr. Abdo has been principally employed since June 1984 as the Vice Chairman of the Board of Directors and Chairman of the Executive Committee of each of BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”), a bank holding company whose common stock is listed on the New York Stock Exchange under the symbol “BBX,” and BankAtlantic, BankAtlantic Bancorp’s bank subsidiary. He has served as Vice Chairman of the Board of Directors of Bluegreen Corporation (“Bluegreen”), which markets and manages interests in resorts and residential communities, since March 2002 and as Vice Chairman of the Board of BFC Financial Corporation (“BFC”), a diversified holding company, since June 1987. Mr. Abdo also served as Vice Chairman of the Board of Directors of Woodbridge from August 1984 through September 2009 when it merged with BFC. Mr. Abdo is the President and Chief Executive Officer of Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, a position he has held for more than thirty five years. Mr. Abdo is a member of the Board of Directors and the Finance Committee of PACA (Performing Arts Center Authority) and is also the former President and a current member of the Board of Directors, and current Chairman of the Investment Committee, of the Broward Performing Arts Foundation, a $100 million state of the art twin concert hall venue located in Fort Lauderdale, Florida. Mr. Abdo brings to the Board a strong business and financial background, significant experience as a board member of other public companies, extensive experience in the real estate industry (which is directly applicable to the Company because it leases or owns sites in multiple markets) and the perspective of a major Company shareholder due to his position with BFC, which in turn makes him a valuable contributor to the Board.

Norman H. Becker
Director since 1997
Class II Director (Term to expire in 2012)
Age 73

Mr. Becker has been self-employed in the practice of public accounting since April 1985. Prior thereto, Mr. Becker was a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for a period in excess of 10 years. Mr. Becker is also a director of Bluegreen and since 2004 has been a director and the Chief Financial Officer of Proguard Acquisition Corp., a non-operating company. Mr. Becker brings to the Board a wide array of financial and accounting knowledge. His background in public accounting enables him to assist the Board in analyzing complex financial and accounting issues.

Alan B. Levan
Director since 2009
Class II Director (Term to expire in 2012)
Age 66

Mr. Levan is currently the Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp and Chairman of the Board of BankAtlantic. He has served as Chairman and Chief Executive Officer of BankAtlantic Bancorp since April 1994 and Chairman of BankAtlantic since 1987. Mr. Levan has served as Chairman, Chief Executive Officer and President of BFC since 1978 and as Chairman of Bluegreen since 2002. He previously served as Chairman and Chief Executive Officer of Woodbridge from 1985 until it merged with BFC in September 2009. Mr. Levan is a member of the Nova Southeastern University Board of Trustees and former Chairman of the Board of Directors for the Broward Community College Foundation. Mr. Levan brings to the Board substantial management experience and business acumen. In particular, his management experience as Chief Executive Officer of BankAtlantic Bancorp as well as his extensive service on other public company boards allows him to view the Company from both the management and operational perspectives. In addition to his business and management experience, he also brings to the Board the perspective of a major company shareholder due to his position with BFC.

Adam L. Gray
Director since 2010
Class III Director (Term to expire in 2013)
Age 46

Mr. Gray is a managing partner of Coliseum Capital Management, a private firm that makes long-term investments in both public and private companies, which he co-founded in December 2005. From January 2005 to November 2005, Mr. Gray was a consultant for Stadium Capital Management, LLC, a private firm with a long-term approach to equity investing. In 2003, Mr. Gray was appointed Executive Vice President, Strategic Projects and Capital Management at Burger King Corp. From 1994 to 2003, Mr. Gray held several executive positions with the Metromedia Restaurant Group, comprised of S&A Restaurant Corp. and Metromedia Steakhouses Company, LP, which included the Bennigan’s, Steak & Ale, Ponderosa and Bonanza restaurant concepts, rising to Executive Vice President, Strategic Development and Concept Services. From 1993 to 1994, Mr. Gray also was Executive Vice President at Ponderosa Steakhouses. Prior to that time, Mr. Gray served as an Associate at Kluge & Co. and an Analyst within Morgan Stanley’s Merchant Banking Group. Mr. Gray holds both a BSE in Finance from the Wharton School of Business and a BS in Mechanical Engineering from the School of Engineering & Applied Science at the University of Pennsylvania. Mr. Gray served on the board of directors of DEI Holdings, Inc. since February 2009 until its sale in June 2011 and has served on the board of directors of Uno Chicago Grill since July 2010. Mr. Gray brings to the Board substantial industry experience, business experience and the perspective of a major Company shareholder due to his interest in Coliseum Capital Management.

Michael W. Kata
Director since 2010
Class III Director (Term to expire in 2013)
Age 59

Mr. Kata has served as Vice President and Chief Operating Officer of Benihana of Tokyo, Inc. (“BOT”) since December 2010. In this role, Mr. Kata is responsible for the administration of BOT’s franchised restaurants. Prior to that, Mr. Kata held the position of Vice President of Benihana Ono Restaurant Holdings B.V. (“Benihana Ono”) and acted as special consultant to the Board of Supervisory Directors of Benihana Ono from August 2006 to December 2010. In his capacity as Vice President and special consultant, Mr. Kata provided advice to the board of directors of Benihana Ono and its shareholders regarding the operation of Benihana restaurants in Europe. As Vice President, Mr. Kata acted as a liason between the local general manager and the Benihana Ono Shareholders. From May 2003 to July 2006, Mr. Kata was semi-retired, serving on occasion as an independent consultant. Prior to May 2003, Mr. Kata served as President of BOT. Mr. Kata is an alumnus of Bryant College, majoring in accounting. Mr. Kata’s nearly four decades of experience within the BOT organization has given him extensive knowledge and a broad background in the restaurant industry. As a director, Mr. Kata brings experience and skills relevant to the Company’s operations. Mr. Kata was nominated and serves as a director pursuant to an agreement with BOT, as described under “Arrangements with Respect to Election of Directors” below.

Richard C. Stockinger
Director since 2007
Class III Director (Term to expire in 2013), Chairman, Chief Executive Officer and President
Age 52

Mr. Stockinger has served as our Chief Executive Officer since February 9, 2009 and was appointed as our President on January 13, 2010. From April 2008 to February 2009, Mr. Stockinger was an independent consultant. Mr. Stockinger served as the President of Patina Restaurant Group (formerly Restaurant Associates –Patina Group) from October 2003 through April 2008 and served as Restaurant Associates’ Vice President and Chief Financial Officer from 1985 through October 2003. During his tenure with Restaurant Associates and the Patina Restaurant Group, Mr. Stockinger played a critical role in the development and implementation of its sales, acquisitions and turnaround strategies, including the acquisition of California Pizza Kitchen, El Torito and Au Bon Pain. Mr. Stockinger also serves on the Board of Directors of the National Kidney Foundation of Greater New York. Mr. Stockinger’s extensive experience within the restaurant industry positions him well to serve as the Company’s Chief Executive Officer and President and as a director. As Chief Executive Officer and President, he brings management’s perspective to the Board.

Arrangements with Respect to Election of Directors

Pursuant to an agreement dated August 16, 2010 among the Company, Coliseum Capital Partners, L.P., Coliseum Capital Management, LLC, Coliseum Capital, LLC, Blackwell Partners, LLC, Adam L. Gray and Christopher S. Shackelton, the Company agreed, among other things, to (a) nominate Mr. Gray for election at the Company’s 2010 Annual Meeting as a Class III, Class A Common Stock director, (b) recommend that the Company’s stockholders vote in favor of the election of Mr. Gray at such meeting and (c) use its reasonable best efforts to solicit proxies in favor of such election.

Pursuant to an agreement dated September 20, 2010 among the Company, Benihana of Tokyo, Inc., the RHA Testamentary Trust, Keiko Ono Aoki and Michael W. Kata, the Company agreed, among other things, to (a) nominate Mr. Kata for election at the Company’s 2010 Annual Meeting as a Class III, Common Stock director, (b) recommend that the Company’s stockholders vote in favor of the election of Mr. Kata at such meeting and (c) use its reasonable best efforts to solicit proxies in favor of such election.

Executive Officers Who Are Not Directors

Gene R. Baldwin
Former Interim Chief Financial Officer
Age 61

Mr. Baldwin served as our Interim Chief Financial Officer from January 13, 2010 to August 15, 2011, after which he remained with us in a transition role for a brief period. He has also served as a partner of CRG Partners Group, LLC and its predecessors (“CRG”), a provider of financial advisory, corporate improvement and related services, since 2002. CRG and Mr. Baldwin began performing consulting services for the Company in December 2009. As a partner of CRG, Mr. Baldwin has served in various senior-executive roles managing companies through complex operational and financial restructuring, including, from September 2007 to June 2008, as Chief Restructuring Officer and interim Chief Executive Officer of American Restaurant Group, Inc., an 82 unit steakhouse chain and, from December 2005 to October 2006, as President and Chief Restructuring Officer of a 360 unit franchised quick service restaurant chain. Mr. Baldwin also served, from December 2008 to March 2009, as a financial advisor to a 130 unit casual dining chain and, from August 2002 to September 2003, as a financial advisor and interim Chief Operating Officer of Furrs Restaurant Group, Inc., a 91 unit cafeteria chain.

J. David Flanery
Chief Financial Officer
Age 54

Mr. Flanery was appointed as our Chief Financial Officer effective August 15, 2011. Most recently, Mr. Flanery served as Senior Vice President, Chief Financial Officer and Treasurer of Papa John’s International, Inc., from 2004 until his retirement in February 2011. Prior to serving as CFO, he held various senior finance positions at Papa John’s. Before joining Papa John’s in 1994, he spent 15 years with the accounting firm Ernst & Young, where he rose from Staff Accountant to Senior Manager. During his 17-year tenure at Papa John’s, the company grew from a regional chain of 400 restaurants to a global brand with 3,700 restaurants in all 50 states and 32 countries.

Christopher P. Ames
Chief Operating Officer
Age 48

Mr. Ames has served as our Chief Operating Officer since October 19, 2009. From July 2009 to October 2009, Mr. Ames was an independent consultant to the Company. Mr. Ames served as Vice President and Chief Operating Officer of Cosi, Inc., a convenience restaurant chain, from November 2006 to August 2008 and Executive Vice President of Operations of the Patina Group from July 2005 to November 2006. Prior thereto, Mr. Ames served as Vice President of Operations with Elephant Bar Restaurant in Los Angeles, California from June 2004 to August 2005 and was employed by California Pizza Kitchen from January 1992 to March 2004, serving as their Vice President of Operations from 2000 to 2004.

Cristina L. Mendoza
General Counsel and Secretary
Age 65

Ms. Mendoza has served as our General Counsel since May 2010 and as our Secretary since September 28, 2010. From 2002 to 2010, she served as General Counsel of Florida International University. From 2000 to 2002, she served as Senior Vice President, Regional General Counsel, Secretary of the Board and Senior Vice President, Human Resources at VISA International Services Association, Latin America, and from 1998 to 2000, she served as Senior Vice President, General Counsel and Senior Vice President, Human Resources at HBO Latin America Media Services, Inc. From 1990 to 1998, she served as Vice President and General Counsel at Knight-Ridder, Inc., a media company. Ms. Mendoza has served on numerous community boards and is now a member of the Board of Trustees of New York Institute of Technology, a member of the Orange Bowl Committee, and a director and former Chairman of WBPT, the public television station in South Florida.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that we believe to be in the best interests of our business and stockholders. Our current corporate governance principles, including the Code of Business Conduct and Ethics and the charters of each of the Audit Committee, Compensation and Stock Option Committee, Executive Committee, and Nominating and Governance Committee are all available under Investor Relations on our website at www.benihana.com/about. The Company is in compliance with the corporate governance requirements imposed by the SEC and the Nasdaq Stock Market Rules. Aspects of our corporate governance principles are discussed throughout this proxy statement.

Director Independence

Our Board has determined that, for the fiscal year ended March 27, 2011, the following directors were independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules: Alan B. Levan, John E. Abdo, Norman H. Becker, J. Ronald Castell, Adam L. Gray, Lewis Jaffe, Michael W. Kata and Joseph J. West. In making its independence determinations, the Board considered and discussed relationships and transactions between the Company and its affiliates, on the one hand, and each director and his affiliates, on the other hand, including the relationships and transactions discussed below under the heading “Certain Relationships and Related Transactions” pursuant to which payments were made by the Company to the independent director directly or to affiliates of the independent director. The Board determined that none of those transactions or relationships was likely to interfere with any independent director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Board Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what the Board believes to be the best interests of the Company and its stockholders. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time. While at times the roles have been held by different individuals, since September 28, 2010 Richard C. Stockinger has held both positions. Also since September 28, 2010, Lewis Jaffe has served as lead director of the Board. The lead director presides at executive sessions of the independent directors and is instrumental in working with the Chairman and CEO and other Board members to provide effective, independent oversight of the Company’s management and affairs. The Company believes that this Board leadership structure is in the best interest of the Company and its stockholders at this time because it fosters unified Board leadership and direction, clear accountability and effective decision-making at the Board level and a clear focus for executing the Company’s strategic initiatives and business plans, all of which are particularly important during this period in which the Company has been implementing significant operating changes while reviewing strategic alternatives.

Meetings and Committees of the Board of Directors

The Board of Directors held 18 meetings during the fiscal year ended March 27, 2011 and no director attended fewer than 75% of the aggregate of such meetings and the meetings of the Committees of which he is a member. As a matter of policy, members of the Board of Directors are required to make every reasonable effort to attend the Annual Meeting. All members of the Board of Directors attended our 2010 annual meeting of stockholders held on September 28, 2010.

The Board of Directors has four standing committees: the Audit Committee, the Compensation and Stock Option Committee, the Nominating and Governance Committee and the Executive Committee. All of the members of the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and each of such committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company. The Board-approved charters of these committees and the Executive Committee are available on our website www.benihana.com/about under Investor Relations.

Audit Committee For the fiscal year ended March 27, 2011, the Audit Committee consisted of Norman H. Becker (Chairman), J. Ronald Castell, Adam L. Gray, and Lewis Jaffe. The Board has determined that Mr. Becker qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and that each member of the Audit Committee is “independent” within the meaning of applicable SEC and Nasdaq requirements relating to directors serving on audit committees.

The Audit Committee’s primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements; (ii) review and monitor the performance and independence of our independent auditors and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the Board of Directors; and (iv) appoint, evaluate, compensate and, where appropriate, terminate and replace our independent registered public accounting firm. The Audit Committee also reviews all related party transactions of the type described in Item 404 of Regulation S-K and oversees certain legal compliance matters, including compliance with the Company’s Business Conduct policies. The Audit Committee held ten meetings during the fiscal year ended March 27, 2011.

Compensation and Stock Option Committee For the fiscal year ended March 27, 2011, the Compensation and Stock Option Committee (sometimes referred to as the “Compensation Committee”) was comprised of Alan B. Levan (Chairman), John E. Abdo, Norman H. Becker, J. Ronald Castell, and Adam L. Gray. The Compensation Committee is responsible for discharging the Board of Director’s responsibilities relating to compensation of our executives. During the fiscal year ended March 27, 2011, the Compensation Committee held ten meetings.

The Compensation Committee evaluates executive officer performance in light of the Company’s strategic objectives and establishes compensation levels based on such evaluation. The objectives of our compensation program are to attract and retain experienced and highly qualified personnel and reward our executive officers for advancing critical elements of our corporate strategy. The Committee administers our 2007 Equity Incentive Plan, and approves performance targets and bonus opportunities for, and determines payments to, executive officers under our Executive Incentive Compensation Plan, as well as discretionary cash bonuses payable to our executive officers outside of our Executive Incentive Compensation Plan.

The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to the compensation of our other executive officers. The Committee has the authority to retain consultants to assist it in performing its duties as well as the sole authority to approve any such consultant’s fees and retention terms. During the fiscal year ended March 27, 2011, the Committee did not retain a compensation consultant.

Nominating and Governance Committee During the fiscal year ended March 27, 2011, the Nominating and Governance Committee was comprised of John E. Abdo (Chairman), Norman H. Becker, Adam L. Gray, Lewis Jaffe and Joseph J. West. The Committee’s responsibilities include: (i) identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, and recommending to the Board of Directors director nominees for the next annual meeting of stockholders; (ii) overseeing the evaluation of the Board of Directors; (iii) reviewing and assessing compensation paid to members of the Board of Directors and its committees; (iv) preparing, reviewing and recommending corporate governance guidelines to the Board of Directors; and (v) advising the Board of Directors on matters of organizational structure and governance. This Committee held four meetings during the fiscal year ended March 27, 2011.

Executive Committee During the fiscal year ended March 27, 2011, the Executive Committee was comprised of John E. Abdo (Chairman), Darwin C. Dornbush, Adam L. Gray, Alan B. Levan, and Richard C. Stockinger. The Committee’s purpose is to exercise the powers and duties of the Board between Board meetings and to implement policy decisions of the Board. The Committee is authorized to take all actions the Board of Directors could take under Delaware law and our Certificate of Incorporation and By-Laws except certain actions enumerated in the Executive Committee Charter. The Executive Committee met eight times during the fiscal year ended March 27, 2011.

Director Nominations

Following the end of our fiscal year, the Nominating and Governance Committee reviews the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating and Governance Committee determines it is in our best interest to nominate a new individual for director, the Nominating and Governance Committee may seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. The Nominating and Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidate will be interviewed by at least one member of the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate. Michael S. Kaufman was recommended as a potential nominee by a nonmanagement director and Richard T. Snead was recommended as a potential nominee by the Company’s Chief Executive Officer.

The Nominating and Governance Committee will also consider nominees recommended by stockholders, but the Nominating and Governance Committee believes that the process it utilizes to identify and evaluate director nominees generally results in nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. The Board of Directors does not believe that it is necessary for us to have a policy regarding the consideration of candidates recommended by stockholders as any interested person may make such recommendations and all recommended candidates will be considered using the criteria set forth in our guidelines. Subject to compliance with the required timing of such requests, the Nominating and Governance Committee will consider written proposals from stockholders for nominees for director for our 2012 annual meeting of stockholders. Any such nominations should be submitted to the Nominating and Governance Committee c/o our Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of each class of our equity securities which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualifications of the nominee. Any such nominations must be submitted in the time frame described in our By-Laws, which is described under the caption “Stockholder Proposals for 2012 Annual Meeting— To Present Director Nominee or Proposal at Annual Meeting” below.

The Nominating and Governance Committee will consider, among other factors, the following in evaluating Committee and stockholder recommended nominees: the Board of Directors’ current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations, including seeking to ensure that at least a majority of the directors are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and that members of our Audit Committee meet the financial literacy and sophistication requirements under the Nasdaq Stock Market Rules, and our policies or procedures and the general qualifications of potential nominees, including, but not limited to personal integrity, loyalty to us and concern for our success and welfare, experience at strategy and policy setting, high-level leadership experience in business or administrative activity, breadth of knowledge about issues affecting us, an ability to work effectively with others, sufficient time to devote to us, and freedom from conflicts of interest. In addition, while the Board does not have a formal diversity policy and the Nominating and Governance Committee does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, the Board prefers a mix of background and experience among its members. Accordingly, when assessing potential new directors, the Nominating and Governance Committee seeks individuals from diverse professional backgrounds who provide a broad range of skills, experience and expertise relevant to our business.

Stockholder Communications

The Board of Directors has approved a policy for stockholder communications whereby stockholders may contact the Board of Directors or any committee or individual director through a telephone hotline. The toll free number for the hotline is set forth under “Compliance and Ethics Hotline” at the Investor Relations section of our website at www.benihana.com/about. Stockholder communications received through the hotline are distributed to our Audit Committee, other Board Committees, individual directors or group of directors as appropriate based on the content of the communication. Stockholders are also welcome to communicate directly with the Board of Directors at our Annual Meeting.

Risk Oversight

The Board is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board has delegated some areas of focus to its committees. Pursuant to its charter and the Nasdaq Stock Market Rules, the Audit Committee is responsible for assuring that the Board is provided the information and resources to assess management’s handling of the Company’s approach to risk management. The Audit Committee also has oversight responsibility for processes relating to the Company’s financial risk (such as accounting, finance, internal control and tax strategy). The Audit Committee receives and reviews the reports of the Company’s internal audit department regarding the results of the annual Company-wide risk assessment and internal audit plan. Reports of all internal audits are provided to the Audit Committee. The Compensation and Stock Option Committee oversees compliance with the Company’s executive compensation plans and related laws and policies, and the Nominating and Governance Committee oversees compliance with governance-related laws and policies. The Board as a whole has responsibility for overseeing management’s handling of the Company’s strategic and operational risks. Throughout the year, senior management reports to the Board the risks that may be material to the Company. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management processes and systems. While the Board recognizes that the risks which the Company faces are not static, and that it is not possible to mitigate all risk and uncertainty, the Board believes that the Company’s approach to managing its risks provides the Board with the proper foundation and oversight perspective with respect to management of the material risks facing the Company.

DIRECTORS’ COMPENSATION

Directors’ Compensation in Fiscal Year 2011

The table and related discussion below summarize the compensation earned by each director who was not a named executive officer for the fiscal year ended March 27, 2011.
	Fees Earned	Option	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)
John E. Abdo	78,149	39,600	3,600	121,349
Norman H. Becker	77,687	39,600	3,600	120,887
J. Ronald Castell	65,000	39,600	3,600	108,200
Darwin Dornbush(3)	27,750	39,600	85,200	152,550
Adam L. Gray(4)(5)	41,748	39,600	3,600	84,948
Lewis Jaffe	70,000	39,600	3,600	113,200
Michael W. Kata(4)	18,000	39,600	3,600	61,200
Alan B. Levan	68,250	39,600	3,600	111,450
Joseph J. West	55,000	39,600	3,600	98,200

(1)	Represents the aggregate grant date fair value related to option awards issued during the fiscal year ended March 27, 2011 as computed in accordance with FASB ASC Topic 718. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the directors. The grant date fair value of option awards granted during fiscal year 2011 to all directors who were not named executive officers or employees of the Company was $3.96 per share. For a discussion of valuation assumptions, see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 27, 2011. No stock awards were made to non-employee directors during the fiscal year ended March 27, 2011.

(2)	For each director, includes $3,600 food allowance which they can use at our restaurants.

(3)	During fiscal year 2011, Mr. Dornbush was employed by us to provide certain management advisory services through September 28, 2010. Amounts included in the caption “All Other Compensation” represent compensation for his employment during fiscal year 2011, including $76,200 in salary paid to Mr. Dornbush and $5,400 paid by the Company to provide disability insurance. During the period of his employment he did not receive cash director fees. Beginning September 28, 2010, Mr. Dornbush began receiving cash director fees as a non-employee director as described below.

(4)	Messrs. Gray and Kata were elected to the board on September 28, 2010.

(5)	Mr. Gray has assigned to Coliseum Capital Partners, L.P. all of his rights to compensation for service on our Board of Directors and its committees.

Outstanding Stock Options at Fiscal Year End 2011

The following table shows the number of outstanding stock options held by each director as of March 27, 2011.

	Common Stock		Class A Common Stock(1)
Name	Vested	Unvested	Vested	Unvested	Total
John E. Abdo	30,750	—	88,167	13,333	132,250
Norman H. Becker	30,750	—	88,167	13,333	132,250
J. Ronald Castell	10,000	—	46,667	13,333	70,000
Darwin Dornbush	—	—	20,000	20,000	40,000
Adam L. Gray(2)	—	—	—	—	—
Lewis Jaffe	15,000	—	53,667	13,333	82,000
Michael W. Kata	—	—	—	10,000	10,000
Alan B. Levan	—	—	6,667	13,333	20,000
Joseph J. West	10,000	—	36,667	13,333	60,000

(1)	Pursuant to the reclassification of our Common Stock and Class A Common Stock into a single class effective November 29, 2011, these stock options have become options to purchase Common Stock.

(2)	Mr. Gray has assigned all of his director compensation to Coliseum Capital Partners, L.P. Pursuant to such assignment, as of March 27, 2011 Coliseum Capital Partners, L.P. held 10,000 unvested options to purchase Class A Common Stock.

Director Fees

Each non-employee director is compensated at an annual rate of $36,000 per year for service as a director and additional compensation as follows: $19,500 per year to each member of the Executive Committee, $10,500 per year to each member of the Audit Committee, $5,000 per year to each member of the Compensation Committee and each member of the Nominating and Governance Committee, an additional $7,750 per year to the chairman of each of the Committees and $5,000 per year to the Independent Lead Director. Due to additional meetings that were required, each member of the Audit Committee was paid an additional $4,500, except for Mr. Gray, who received $3,750. All non-employee directors (and Mr. Dornbush during his service as an employee) are reimbursed for expenses incurred on our behalf. In addition, the directors are provided an annual food allowance of $3,600, which they can use at our restaurants.

In addition to the above, we also paid Lewis Jaffe, the chairman of the special committee that we formed in December 2009 to explore alternative financing sources that may be available to us, a fee of $14,000 and paid a fee of $9,000 to each of Norman H. Becker, J. Ronald Castell and Joseph J. West for serving as members of the special committee.

Automatic Option Grants

Each non-employee director participates in the 2007 Equity Incentive Plan (the “equity plan”). Under the equity plan, options to purchase 10,000 shares of Class A Common Stock (adjusted to Common Stock as a result of our reclassification) are automatically granted annually to each non-employee director on the date of our Annual Meeting. The options become exercisable ratably as to one-third of the shares underlying the option on each of the six-month, first and second year anniversaries of the grant date. They have a term of ten years from the date of grant and have an exercise price equal to the fair market value of a share on the grant date, which is the closing price of the stock on the grant date. The options remain exercisable for a period of three months (other than if cessation of Board membership is due to death, in which case the options remain exercisable for a period of twelve months) or their stated term, if shorter, following the cessation of a non-employee director’s membership on our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation and Stock Option Committee of our Board of Directors (the “Compensation Committee”) evaluates executive officer performance in light of our strategic objectives and establishes compensation levels based on such evaluation. The Compensation Committee also administers our 2007 Equity Incentive Plan and approves performance targets for and payments to executive officers under our Executive Incentive Compensation Plan.

In this Compensation Discussion and Analysis we use the term “named executive officers” to refer to Richard C. Stockinger (our President and Chief Executive Officer), Christopher P. Ames (our Chief Operating Officer) and Cristina L. Mendoza (our General Counsel and Secretary). Gene R. Baldwin, who was our Interim Chief Financial Officer during the 2011 fiscal year, is also a “named executive officer” under SEC rules, however his compensation was not determined by the Compensation Committee. Instead, Mr. Baldwin was retained by the Company through an agreement that the Company executed with CRG Partners Group, LLC (“CRG”), a provider of financial advisory, corporate improvement and related services of which Mr. Baldwin is a partner, and the Company paid CRG for Mr. Baldwin’s services. Mr. Baldwin was initially retained as a consultant in November 2009 pursuant to an agreement that we executed with CRG which among other things provided for payments to CRG for Mr. Baldwin’s services at the rate of $525 an hour. Mr. Baldwin was appointed interim Chief Financial Officer on January 13, 2010. During the performance of his duties as Interim Chief Financial Officer, Mr. Baldwin continued to be a partner of CRG and to be compensated by CRG. As a result, Mr.
Baldwin did not receive any compensation directly from us during either of fiscal years 2011 or 2010 and did not participate in any of our employee benefit plans, bonus plans or equity plans during those years.

Objectives of Compensation Program

The objectives of our compensation program are to attract and retain exceptional personnel. To accomplish these objectives, we seek to offer competitive compensation packages comprised of base salary, “at risk” incentive compensation, and equity awards designed to align executive officer interests with those of our stockholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward our named executive officers for advancing critical elements of our growth strategy: selectively pursuing restaurant growth, developing and maintaining strong restaurant unit economics (by sustaining sales growth and implementing cost controls at the individual unit level), continuing to build brand awareness and guest loyalty and providing strong management support to restaurant units. In addition, beginning in 2010, the Board of Directors began a process of exploring strategic alternatives to maximize shareholder value, including a possible sale of the Company, and elements of our compensation program were adopted to reward our named executive officers in the event of such a sale.

The Compensation Committee does not consider our current compensation program to encourage unnecessary or excessive risk-taking and reviews the compensation program from time to time to determine if any such risk-taking may be so encouraged.

Elements of Our Compensation Program, Why We Chose Each Element and How it Relates to Our Objectives

The four elements of our compensation program are base salary, cash incentive awards, equity grants, and post-termination benefits. In aggregate, these elements balance short-term and long-term rewards, vested and unvested compensation, and cash and equity-based payments. Annual base salary provides executive officers a level of financial stability and serves as a reliable measure for attracting and retaining exceptional executive officers. Cash incentive awards are designed to reward the named executive officers for achieving individual and Company goals.

Because of their vesting schedules, equity grants are ideally suited for ensuring long-term retention of executive officers, thereby supporting our compensation program objective of retaining exceptional personnel. The equity awards granted during fiscal year 2011 were also designed to incentivize our executives to increase the Company’s stock price and to effectuate a sale of the Company, in that vesting of a portion of the awards was conditioned on achievement of specified stock prices or on a sale of the Company at above a specified price. Equity ownership also aligns the interests of executive officers with those of their fellow stockholders since the value of the grants is dependent on the value of our stock.

Post-termination benefits are provided by means of employment agreements with our named executive officers. By providing a measure of security to executive officers, they serve as an important executive retention device. Such benefits enhance the overall value of a compensation package, and may help us attract as well as retain key executives.

How We Chose Amounts and Formulas for Each Element

Base Salary The base salary of our named executive officers is set forth in the executive officer’s employment agreement, and before we entered into employment agreements with them, was determined by the Compensation Committee. Factors which may be considered in determining base salaries include our accomplishments in the prior year, our objectives for the upcoming year, salary changes in prior years and the executive’s experience and responsibilities.

The Compensation Committee and our Board of Directors approved a $350,000 annual base salary for Mr. Stockinger in connection with the commencement of his employment on February 9, 2009. In approving such amount, the Compensation Committee considered, among other things, Mr. Stockinger’s prior compensation before his employment with us and his many years of restaurant industry experience. In connection with his appointment as our President effective January 13, 2010, the Board of Directors approved an increase in Mr. Stockinger’s annual base salary to $500,000 retroactive to the commencement of his employment. This decision was a result of negotiation with Mr. Stockinger, which negotiation included an agreement to defer further negotiation on his equity compensation for several months and the termination of the monthly housing allowance of $7,500 which we had paid Mr. Stockinger from the commencement of his employment until January 7, 2010. The Compensation Committee had initially determined to pay the housing allowance in order to reimburse Mr. Stockinger for the additional living expense he incurred in connection with his relocation to the Miami area, where our executive offices are located. We entered into an employment agreement with Mr. Stockinger on January 24, 2011. Mr. Stockinger’s base salary under his employment agreement continues at $500,000.

Mr. Ames’ employment as Chief Operating Officer commenced on October 19, 2009 at an annual base salary of $250,000. On April 19, 2010, on the recommendation of Mr. Stockinger, the Compensation Committee approved an annual base salary of $300,000 for Mr. Ames commencing with our fiscal year beginning March 29, 2010. In approving such amount, the Compensation Committee considered, among other things, the compensation packages provided to executives holding comparable positions in similar restaurant chains. We entered into an employment agreement with Mr. Ames on December 8, 2010, to continue to serve as Chief Operating Officer. Under the employment agreement, Mr. Ames’ annual base salary continues at $300,000.

Ms. Mendoza’s employment as General Counsel commenced on May 17, 2010 at an annual salary of $235,000. On December 8, 2010, on the recommendation of Mr. Stockinger, the Compensation Committee increased her annual base salary to $260,000. In approving such amount, the Compensation Committee considered, among other things, that Ms. Mendoza’s responsibilities had been increased by adding responsibility for our Human Resources department to her role as General Counsel, as well as the compensation packages provided to executives holding comparable positions in similar restaurant chains. We entered into an employment agreement with Ms. Mendoza on January 24, 2011 providing for her continued service as General Counsel of the Company. Under the employment agreement, Ms. Mendoza’s annual base salary continues at $260,000.

Cash Incentive Plan Several years ago the Company adopted an Executive Incentive Compensation Plan setting out guidelines for the establishment of cash incentive payments to senior executives and other key employees. Under the plan, participating employees are awarded a bonus opportunity expressed as a percentage of the participant’s base salary, with the applicable percentage determined by the Compensation Committee. A portion of the bonus opportunity determined by the Compensation Committee but not to exceed 75% of the bonus opportunity is to be earned based on Company achievement of financial performance criteria and the remainder of the bonus opportunity (not to exceed 25% of the bonus opportunity) is to be earned based on achievement of individual performance criteria, with the criteria in each case determined by the Compensation Committee.

For fiscal years 2010 and 2011, the Compensation Committee determined not to establish specific criteria for our named executive officers under the Executive Incentive Compensation Plan due to a number of uncertainties, which the Committee believed made it inadvisable to set upfront goals. These included the general uncertainties in the United States economy, the Company’s significant overhaul of the menu and dining experience at the Company’s restaurants as part of the Company’s Benihana Teppanyaki Renewal Program, and the Company’s exploration of strategic alternatives including the possible sale of the Company. Instead, the Committee determined to award bonuses on a totally discretionary basis at the end of the year with respect to such fiscal years.

For fiscal year 2011, the Compensation Committee established a maximum bonus opportunity for each named executive officer toward the beginning of the year. These amounts were 75% of base salary for Mr. Stockinger, 50% of base salary for Mr. Ames, and 50% of base salary for Ms. Mendoza. After the end of the fiscal year, the Committee determined to award discretionary bonuses to the named executive officers in the following amounts: $375,000 to Mr. Stockinger, consisting of 75% of his annual base salary; $150,000 to Mr. Ames, consisting of 50% of his annual base salary; and $112,500 to Ms. Mendoza, consisting of 50% of her pro-rated annual base salary. In determining these amounts the Compensation Committee considered, among other things, the success to date of the Benihana Teppanyaki Renewal Program, including gains in guest traffic, guest satisfaction, and third-party quality ratings and successful expansion of marketing and promotional efforts; growth in restaurant sales and income from operations during the fiscal year; a significant reduction in the Company’s debt level; and that each of the named executive officers devoted significant amounts of time and effort with respect to the Company’s exploration of strategic alternatives in addition to their normal duties.

Equity Plan The Company’s 2007 Equity Incentive Plan permits alternative forms of equity grants, including grants of stock options and restricted stock, affording the Compensation Committee flexibility in establishing appropriate compensation packages for our executives and employees and giving us the ability to adapt to the evolving, highly competitive market for executive talent so that we can continue to attract and retain employees and remain competitive within the restaurant industry.

The Compensation Committee determines the value of equity awards to be awarded to each named executive officer based upon the amount of total compensation considered necessary to retain the named executive officer, Company performance and the performance of the named executive officer during the previous fiscal year, the impact of awards on our net income, and the dilutive effect of awards on our outstanding shares. The Compensation Committee allocates equity awards representing a greater proportion of total compensation to those executive officers whose positions provide a greater ability to directly affect our overall performance and growth.

The Compensation Committee first determines the value intended to be provided by an equity award, and then converts that value into a number of restricted shares or options, using the Black-Scholes model to determine the fair value of equity grants. Consequently, the number of underlying shares of stock awarded to an executive officer will vary depending upon the price of our stock on the grant date, which is the date on which the Compensation Committee approves the award.

The Compensation Committee did not approve the granting of any equity awards for fiscal years 2009 and 2010 due to, among other things, the weakened performance throughout our restaurant units, the negative impact such awards would have had on our already-decreased net income and the enhanced dilutive effect such awards would have had on stockholders in light of the low price of our common stock in the then prevailing market conditions. In making equity awards to our named executive officers during fiscal year 2011 in connection with entering into employment agreements with them, the Compensation Committee considered, in addition to the general factors listed above, the fact that the named executive officers had not received equity grants in prior years, and in fact had not been granted any equity compensation by the Company, for their service as executive officers.

In each case the award was made in the form of restricted shares of the Company’s Class A Common Stock (which have become converted into Common Stock as a result of our reclassification). Mr. Stockinger was granted 400,000 shares, of which 133,333 shares vested immediately upon grant and the remainder were subject to vesting based on a combination of continued employment and achievement of specified share prices of the Common Stock, with accelerated vesting upon the completion of certain corporate transactions. The vesting of a portion of the award at grant was in recognition of the fact that Mr. Stockinger had served as Chief Executive Officer since February 9, 2009 without having been granted any equity award for such service. Mr. Ames was granted 150,000 shares of restricted stock, with some shares subject solely to time-based vesting and the remainder subject to vesting based on a combination of continued employment and achievement of specified share prices of the Common Stock, with accelerated vesting upon the completion of certain corporate transactions. Ms. Mendoza was granted 75,000 shares of restricted stock, of which 18,750 shares vested immediately and the remainder were subject to vesting based on a combination of continued employment and achievement of specified share prices of the Common Stock, with accelerated vesting upon the completion of certain corporate transactions.

Employment Agreements

We have historically entered into employment agreements with our named executive officers. The Compensation Committee believes that such agreements provide significant benefits to the Company’s stockholders by providing certainty and security to our executive officers, which in turn improves their ability to perform in the Company’s interest. We believe that the security provided to our executives by an employment agreement is particularly important during a time when the Company is considering a possible sale, and that as a result our providing them employment agreements serves as an important retention device.

After an extensive period of negotiation, we entered into an employment agreement with Mr. Stockinger on January 24, 2011. The employment agreement provides for an annual base salary of $500,000 and entitles Mr. Stockinger to an annual cash bonus of up to 75% of base salary (with a target bonus of 50% of base salary), based on attainment of performance targets. After a period of employment beginning October 19, 2009, we entered into an employment agreement with Mr. Ames on December 8, 2010. The employment agreement provides for an annual base salary of $300,000 and entitles Mr. Ames to an annual cash bonus of up to 50% of base salary, based on attainment of performance targets. After a period of employment beginning May 17, 2010, we entered into an employment agreement with Ms. Mendoza on January 24, 2011. The employment agreement provides for an annual base salary of $260,000 and entitles Ms. Mendoza to an annual cash bonus of up to 50% of base salary, based on attainment of performance targets.

The employment agreements of each of Mr. Stockinger, Mr. Ames and Ms. Mendoza provided for a grant of restricted stock as described above. Each employment agreement also provided for a lump sum cash bonus to be paid in the event of a sale of the Company during the Company’s exploration of strategic alternatives. The bonus to be paid was a function of the sale price, ranging from 25% of the executive’s base salary if the sale price was less than $10 per share of Common Stock to 150% of base salary if the sale price was $15 or more per share of Common Stock. In May 2011, the Company’s Board of Directors terminated the possible sale process. Subsequently, the employment agreements were amended to extend this bonus to other sales of the Company.

The employment agreements do not contain a fixed term, but continue until terminated by either party. Either party has the right to terminate the agreement for any reason or for no reason. Each of the employment agreements contains confidentiality, non-solicitation and other post-employment restrictions, and contains provisions for payment upon termination of employment as described under the caption “Potential Payments upon Termination or Change in Control.”

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the income tax deductibility of compensation paid to certain executive officers to the extent that such compensation exceeds $1 million per covered officer in any fiscal year. This limitation does not apply to compensation that satisfies the tax law definition of performance-based compensation. The Compensation Committee considers the impact of this deductibility limitation on its compensation program; however, in certain cases, the Compensation Committee may determine that our interest in providing necessary compensation outweighs our interest in tax deductibility. As a general matter, salary, discretionary bonuses, and immediately-vested and time-vested restricted stock are not considered performance-based for purposes of Section 162(m).

Compensation and Stock Option Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this report.

The Compensation and Stock Option Committee
Alan B. Levan, Chairman
John E. Abdo
Norman H. Becker
J. Ronald Castell
Adam L. Gray

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee of the Board of Directors are Messrs. Levan (Chair), Abdo, Becker, Castell and Gray. No member of the Compensation Committee has a relationship that is required to be disclosed by Item 407(e)(4) of SEC Regulation S-K except those of Messrs. Levan and Abdo which are described under the caption “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following table sets forth compensation for our named executive officers for the fiscal years ended March 27, 2011, March 28, 2010, and March 29, 2009.

	Fiscal			Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Total
Richard C. Stockinger, President	2011	$500,000	$375,000	$3,280,000	$—	$1,200	$4,156,200
and Chief Executive Officer (3)	2010	500,000	187,500	—	—	79,500	767,000
	2009	63,500	—	—	12,600	59,462	135,562

Christopher P. Ames, Chief	2011	300,000	150,000	1,192,500	—	—	1,642,500
Operating Officer (4)	2010	110,600	112,500	—	—	62,500	285,600
	2009	—	—	—	—	—	—

Gene R. Baldwin, Interim Chief	2011	937,400	—	—	—	—	937,400
Financial Officer (5)	2010	224,800	—	—	—	121,300	346,100
	2009	—	—	—	—	—	—

Cristina L. Mendoza, General	2011	211,100	112,500	615,000	—	—	938,600
Counsel and Secretary (6)	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—

(1)	Represents discretionary cash bonus approved by the Compensation Committee based on a subjective evaluation of overall performance.

(2)	Represents the aggregate grant date fair value related to stock and option awards for the reported fiscal year as computed in accordance with FASB ASC Topic 718. The dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the named executive officers. For a discussion of valuation assumptions, see Note 1 to the consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended March 27, 2011, March 28, 2010, and March 29, 2009. For a significant portion of these awards vesting requires both continued service and attainment of specified share prices of our Common Stock, as set forth in the Grants of Plan-Based Awards table and its footnotes.

(3)	Mr. Stockinger was appointed Chief Executive Officer effective February 9, 2009 and President effective January 13, 2010 and served as a director for the entirety of fiscal year 2009. On January 7, 2010, the Board approved an increase to Mr. Stockinger’s annual base salary from $350,000 to $500,000 retroactive to the commencement of his employment on February 9, 2009 and therefore Mr. Stockinger’s salary for fiscal year 2009 includes a retroactive adjustment for salary earned in fiscal year 2009 but paid in fiscal year 2010. Mr. Stockinger’s compensation for 2009 includes the following amounts earned in connection with his services as a director: (i) $26,000 in fees earned or paid in cash, included under the caption “All Other Compensation” and (ii) $12,600 under the caption “Option Awards” relating to his automatic director grant.

(4)	Mr. Ames was appointed Chief Operating Officer effective October 19, 2009. His fiscal year 2010 compensation includes $62,500 earned in his position as a consultant to the Company during the period July – October 2009 that is included under the caption “All Other Compensation.”

(5)	Mr. Baldwin was retained by the Company through an agreement that the Company executed with CRG Partners Group, LLC, (“CRG”), a provider of financial advisory, corporate improvement and related services, of which Mr. Baldwin is a partner. The Company paid CRG for Mr. Baldwin’s services. As a result, all information concerning compensation for Mr. Baldwin for fiscal years 2011 and 2010 reflects the aggregate payments made by the Company to CRG on account of Mr. Baldwin’s services to the Company and do not necessarily reflect amounts received by Mr. Baldwin for such services. Compensation for fiscal year 2010 includes compensation for Mr. Baldwin’s services before he became an executive officer, which is included under the caption “All Other Compensation.” In addition, pursuant to the CRG agreement, certain other CRG employees also provided services to the Company during fiscal year 2010. In the aggregate, the Company made payments in the amount of $1,610,000 and $570,000 to CRG on account of the services that Mr. Baldwin and other CRG employees provided to the Company during fiscal years 2011 and 2010, respectively. Mr. Baldwin’s service as an executive officer terminated on August 15, 2011, after which he remained with us in a transition role for a brief period.

(6)	Ms. Mendoza was appointed General Counsel on May 17, 2010.

Grants of Plan-Based Awards in Fiscal Year 2011

				All Other Stock
		Estimated Future Payouts		Awards: Number of		Grant Date Fair
		under Equity Incentive Plan		Shares of Stock or		Value of Stock
Name	Grant Date	Awards Maximum (#)(1)		Units		Awards ($)
Richard C. Stockinger	1/24/2011	266,667	(2)	133,333	(3)	3,280,000
Christopher Ames	12/8/2010	112,500	(4)	37,500	(5)	1,192,500
Gene R. Baldwin	—	—		—		—
Cristina L. Mendoza	1/24/2011	56,250	(6)	18,750	(3)	615,000

(1)	Vesting of these shares requires both continued service and attainment of specified share prices of the Common Stock, as set forth with respect to each award. No threshold or target amounts were established in connection with these awards. In each case, vesting of the specified number of shares occurs on the later of the specified Vesting Date and the date on which the 90-day average closing price of a share of Common Stock equals or exceeds the specified Vesting Price, provided the executive is employed by the Company on such date, subject to accelerated vesting in the event of certain corporate transactions involving a sale of the Company. Vesting also occurs if the specified corporate transaction occurs within six months after the executive’s employment was terminated by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the executive’s employment agreement).

(2)	These shares vest as follows:

# of Shares	Vesting Date	Vesting Price
66,667	July 1, 2011	$13.00
33,333	July 1, 2011	$15.00
33,333	July 1, 2012	$13.00
25,000	July 1, 2012	$15.00
108,334	July 1, 2013	$20.00

(3)	These shares were fully vested at grant.

(4)	These shares vest as follows:

# of Shares	Vesting Date	Vesting Price
25,000	July 1, 2011	$13.00
12,500	July 1, 2012	$13.00
37,500	July 1, 2011	$20.00
18,750	July 1, 2012	$20.00
18,750	July 1, 2013	$20.00

(5)	These shares vested on July 1, 2011.

(6)	These shares vest as follows:

# of Shares	Vesting Date	Vesting Price
12,500	July 1, 2011	$13.00
6,250	July 1, 2012	$13.00
18,750	July 1, 2011	$20.00
9,375	July 1, 2012	$20.00
9,375	July 1, 2013	$20.00

Outstanding Equity Awards at Fiscal Year End 2011

The following table sets forth information regarding outstanding options and restricted stock awards held by each of our named executive officers as of March 27, 2011.

		Option Awards				Stock Awards
		Number of	Number of				Market Value
		Securities	Securities			Number of	of Shares
		Underlying	Underlying			Shares or	or Units of
		Unexercised	Unexercised	Option		Units of Stock	Stock That
	Option	Options	Options	Exercise	Option	That Have	Have Not
	Grant	Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested
Name	Date	(#)(1)	(#)	($/Share)	Date	(#)(2)	($)(3)
Richard C. Stockinger	11/2/2007	10,000	—	$16.36	11/2/2017	266,667	2,242,669
	10/23/2008	10,000	—	2.605	10/23/2018	—	—
Christopher Ames		—	—	—		150,000	1,261,500
Gene R. Baldwin		—	—	—		—	—
Cristina L. Mendoza		—	—	—		56,250	473,063

(1)	The options held by Mr. Stockinger were granted to him as a non-employee director and became exercisable as to approximately one-third of the shares covered by the award on each of the six-month, first and second year anniversaries of the grant date.

(2)	The stock award was granted to Mr. Stockinger and Ms. Mendoza on January 24, 2011 and Mr. Ames on December 8, 2010 and represents shares that are subject to a risk of forfeiture. The vesting conditions for these awards are set forth as footnotes to the Grants of Plan-Based Awards Table.

(3)	The market value is based on a price of $8.41 per share, which was the closing price of one share of our Class A Common Stock on the Nasdaq Stock Market on the last business day of the fiscal year ended March 27, 2011. All awards shown in this table were granted as either shares of Class A Common Stock or options to purchase such shares, and were converted into shares of Common Stock or options to purchase such shares pursuant to our reclassification which was effective November 29, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

Stock Awards
	Option Awards	Value Realized on	Number of Shares	Value Realized on
	Number of Shares	Exercise	Acquired on Vesting	Vesting
Name	Acquired on Exercise (#)	($)	(#)	($)(1)
Richard C. Stockinger	—	—	133,333	1,093,331
Christopher Ames	—	—	—	—
Gene R. Baldwin	—	—	—	—
Cristina L. Mendoza	—	—	18,750	153,750

(1) Based on the closing stock price on the date of vesting.

Potential Payments upon Termination or Change in Control

Termination of Employment

Each of Messrs. Stockinger and Ames and Ms. Mendoza has an employment agreement with us that provides for payments upon termination of employment. Under each of such agreements as they existed on the last day of the 2011 fiscal year, severance payments are made upon the executive’s termination of employment only if the termination of the executive’s employment is (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) by the executive within 30 days after a sale of the Company. The amount payable to the executive is the same in each of these three situations – the sum of (1) all previously earned and unpaid salary and bonus (including any bonus earned by virtue of a sale of the Company) and unreimbursed expenses, (2) one year of the executive’s annual base salary, and (3) in the case of each of Messrs. Stockinger and Ames, an amount equal to the average of his bonus for the two most recently completed fiscal years, pro rated based on the portion of the current fiscal year served by the executive prior to termination of employment; and in the case of Ms. Mendoza, a bonus amount to be determined. All of these payments are to be made in a cash lump sum within 60 days after termination of employment or such later time as required by Internal Revenue Code Section 409A (in which case any deferred payments will be credited with interest at the prime rate on effect on the 60th day after termination of employment). (During fiscal year 2012, the employment agreement of Mr. Stockinger was amended to eliminate his right to receive severance upon a voluntary termination of employment within 30 days after a sale of the Company, and Ms. Mendoza’s employment agreement was amended to specify that the bonus component of her severance payment would be determined in the same manner as provided in the employment agreements of Messrs. Stockinger and Ames.)

If our named executive officers had terminated employment on March 27, 2011, the last day of our fiscal year, under any of the above circumstances, they would have received the following amounts under their employment agreements: Mr. Stockinger, $781,250; Mr. Ames, $431,250; and Ms. Mendoza, $316,226.

Under the employment agreements, “cause” is generally defined as the executive’s (i) indictment (or similar procedure), conviction, or plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, (ii) inability to serve as an officer of an enterprise that holds a liquor license, (iii) material violation of Company policies or the restrictions in the employment agreement; (iv) gross negligence or willful misconduct; (v) fraud against the Company; (vi) or material breach of the employment agreement, in certain cases subject to an opportunity to cure. Under the employment agreements, “good reason” is generally defined as (i) a material reduction of the executive’s base salary; (ii) a material diminution in the executive’s authority, responsibility or duties; (iii) acts by the Company that are designed to force the executive’s resignation or prevent the executive from performing his or her duties under the employment agreement; and (iv) the Company’s material breach of the employment agreement, in each case subject to notice by the executive within 90 days of the occurrence of the event and a 30-day opportunity to cure.

The employment agreements provide that during and after employment, the executive will not disclose or use any confidential Company information and that during employment and for a two-year period thereafter, the executive will not interfere with any relationship between the Company and any customer, supplier, consultant or employee, and will not solicit or employ certain Company employees.

Change of Control

The employment agreements provide for payment of a special bonus in the event of a sale of the Company. The bonus was expressed as a percentage of annual base salary based on the price per share of common stock paid by the buyer as follows:

Sale Price per Share of	Percentage of Base Salary
Common Stock	Due to Executive
$15 or more	150%
$13 or more, but less than $15	100%
$10 or more, but less than $13	75%
Less than $10	25%

The restricted stock granted to each of the named executive officers provides for accelerated vesting of all shares in the event of a sale of the Company for a per share price of $10 or more, if the executive was employed by the Company on the date of the sale or his or her employment was terminated by the Company without cause or by the executive for good reason within six months before the sale. (During fiscal year 2012, the restricted stock awards of each of the named executive officers were amended to provide for accelerated vesting upon certain change of control transactions without regard to the sale price, if the executive was employed by the Company on the date of the transaction or his or her employment was terminated by the Company without cause or by the executive for good reason within six months before the transaction. Vesting under this provision would be triggered only if a person or entity acquired beneficial ownership of at least 50% of the Company’s stock or voting power, through either purchase, merger, sale of assets, or other business combination.)

If a sale of the Company at $10 per share had occurred on March 27, 2011, our named executive officers would have been entitled to receive the following amounts:

	Sale Bonus Under
	Employment	Accelerated Vesting of
Name	Agreement ($)	Restricted Stock ($)	Total ($)
Richard C. Stockinger	375,000	2,666,670	3,041,670
Christopher P. Ames	225,000	1,500,000	1,725,000
Cristina L. Mendoza	195,000	562,500	757,500

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation and Stock Option Committee will be required to take any action as a result of the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are urged to read this material to obtain an understanding of our executive compensation program. We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. It has enabled us to attract and retain executive officers of the highest caliber and has motivated them to work to achieve our strategic goals.

All of our named executive officers were hired in 2009 or later years and have made measurable progress in implementing a turnaround strategy for the Company.

●
The Company is the nation’s leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, 8 Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 18 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean.

●
Since the Company’s Renewal Program was launched in fiscal year 2010, involving a significant overhaul of the menu and dining experience at the Company’s restaurants and expanded marketing and promotional efforts, we have seen increased guest traffic, guest satisfaction, and third-party quality ratings.

●
As a result, we have experienced 7 consecutive quarters of positive comparable sales results as of October 9, 2011, the end of our second fiscal quarter of 2012, and 22 consecutive periods of positive comparable sales results as of November 6, 2011, the end of the first period of our third fiscal quarter of 2012.

●	During fiscal year 2011, total revenues increased 4.5% compared to the prior year.

●	During fiscal year 2011, net income increased by $10.2 million to a net income of $1.3 million from a net loss of $8.9 million generated during fiscal year 2010.

●	Our strong sales performance has enabled us to reduce borrowings under our line of credit from a high of $35.2 million as of November 9, 2009, to no borrowings as of December 1, 2011.

●	The average annualized return for our shareholders based upon the change in market price of our Common Stock from the end of our 2009 fiscal year through December 2, 2011 has been approximately 57%.

We believe that the interests of our executive officers are aligned with those of stockholders because a substantial portion of the restricted stock they were granted vests only upon either a sale of the Company or a combination of continued employment and attainment of target stock prices, including for some shares a target stock price of $20.

Our Board of Directors believes that our executive compensation program appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. Therefore the Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the frequency of future stockholder advisory votes on our executive compensation. In particular, we are asking stockholders to vote on whether such future advisory votes should be held every year, every two years, or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is the best approach for the Company for a number of reasons, including the following.

●
We believe that the success of our compensation programs in aligning pay with Company performance can be better evaluated by considering the results of our programs over a multi-year period rather than based on a single year.

●
We believe a triennial advisory vote on executive compensation is desirable in order to provide the Compensation and Stock Option Committee sufficient time to thoughtfully consider the results of the most recent advisory vote on executive compensation, to discuss the vote with our stockholders, to develop and implement any changes to our program that may be appropriate, and to have those changes in effect so that stockholders can see and evaluate the effects of those changes. Because the advisory vote on executive compensation will occur after the Company’s executive compensation programs for the year have already been implemented, we believe it will not be feasible to address any stockholder concerns expressed in that year’s advisory vote in time for the next vote if voting occurs on an annual basis.

●
We believe stockholder interests are already reflected in our executive compensation processes and decisions. Representatives of our largest stockholders currently sit on our Board of Directors and the Compensation and Stock Option Committee includes some of those representatives as members.

●
An annual vote on executive compensation is not necessary in order to provide stockholders with a means of communicating with our Board of Directors. The Company’s stockholders have the opportunity to communicate with the Board on matters of concern to them, including executive compensation, under our existing policies, as discussed under “Corporate Governance —Stockholder Communications.”

Stockholders will be able to specify one of four choices for this proposal — one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors. The Board will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation. However, notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of major changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT FUTURE ADVISORY VOTES ON EXECUTIVE
COMPENSATION SHOULD OCCUR EVERY THREE YEARS.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Pursuant to its charter, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent auditors. Management is responsible for the Company’s internal controls and the financial reporting process and for preparing the Company’s financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the Company’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board and for issuing a report on those consolidated financial statements and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte & Touche LLP also provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Committee discussed with Deloitte & Touche LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, which recommendation has been adopted by the Board of Directors, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2011 for filing with the SEC.

The Audit Committee
Norman H. Becker, Chairman
J. Ronald Castell
Adam L. Gray
Lewis Jaffe

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years 2011 and 2010, and fees billed for other services rendered by Deloitte & Touche LLP.

	2011	2010
Audit Fees(1)	$680,000	$735,000
Audit Related Fees(2) (3)	13,950	15,095
Tax Fees(3)	—	—
All Other Fees(3)	—	—
Total	$693,950	$750,095

(1)	The audit fees consisted of the audit of the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K and reviews of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	The audit related fees for fiscal year 2011 consisted of services incurred for our Form S-8 filed on April 19, 2010 and for providing access to audit workpapers in conjunction with a potential sale of the Company. The audit related fees for fiscal year 2010 consisted of services incurred for our SEC Comment Letter received on August 27, 2009 and response filed on September 10, 2009 and our Form S-3 filed on November 24, 2009.

(3)	The Audit Committee has determined that the provision of all non-audit services performed for the Company by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for the Company under applicable federal securities laws. While it is the general policy of the Audit Committee to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2012. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are presenting the selection of Deloitte & Touche LLP for ratification by our stockholders at the Annual Meeting. If the selection is not ratified by our stockholders, then the Audit Committee will reconsider its selection. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended March 27, 2011. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Benihana of Tokyo, Inc. (“BOT”) owns shares representing approximately 12% of the shares of Common Stock. The stock of BOT is owned by a trust, the RHA Testamentary Trust, of which Keiko Ono Aoki, the President and Chief Executive Officer of BOT, is the sole trustee.

BOT, a privately-held company and Benihana’s largest shareholder, is our predecessor company and the operator of a single BENIHANA® restaurant in Honolulu, Hawaii under an exclusive, royalty-free license from us. We have no financial interest in any restaurant operated or franchised by BOT.

BFC owns approximately 8.9% of our Common Stock and during the 2011 fiscal year owned 800,000 shares of our Series B convertible preferred stock, all of which have been converted into Common Stock. Alan B. Levan and John E. Abdo, members of our Board, are Chairman and Vice Chairman, respectively, of BFC and may be deemed to control BFC by virtue of their ownership interest in BFC’s common stock.

In October 2007, we entered into a lease for a Benihana restaurant located in Orlando, FL, with an annual rent of approximately $140,000 and a base term of 20 years. The landlord is Bluegreen Vacations Unlimited, Inc., a subsidiary of Bluegreen Corporation, a majority owned subsidiary of BFC. Three directors of ours, John E. Abdo, Alan B. Levan and Norman H. Becker, are also directors of Bluegreen Corporation. BFC and Messrs. Abdo and Levan may each be deemed to beneficially own the 16,922,953 shares of Common Stock of Bluegreen Corporation (approximately 52% of the total outstanding shares) owned by BFC.

Darwin C. Dornbush, a member of our Board, is a former partner of Dornbush Schaeffer Strongin & Venaglia, LLP, a law firm. In fiscal year 2011 we incurred approximately $0.9 million in legal fees and expenses to Dornbush Schaeffer Strongin & Venaglia, LLP. In addition, during fiscal year 2011 we employed Mr. Dornbush to provide certain management advisory services through September 28, 2010 and paid him approximately $81,600 in salary and benefits during fiscal year 2011. Mr. Dornbush is also a director of BFC.

During fiscal year 2010, we engaged BFC through its wholly-owned subsidiary, Snapper Creek Equity Management, LLC (“Snapper Creek”), to provide management, financial advisory and other consulting services. We incurred approximately $0.5 million in consulting fees in fiscal year 2011. Effective November 30, 2010, we are no longer engaging Snapper Creek to provide any services.

During fiscal year 2010, we engaged Risk Management Services (“RMS”), an affiliate of BFC, to provide insurance and risk management services. Fees incurred by RMS in fiscal year 2011 were not significant. As of September 21, 2010, we are no longer engaging RMS to provide any services.

Gene R. Baldwin, who served as our Interim Chief Financial Officer from January 13, 2010 through August 15, 2011, is a partner in CRG Partners Group, LLC and its predecessors (“CRG”). At the time Mr. Baldwin was retained through CRG, in November 2009, the Board of Directors approved a consulting agreement between the Company and CRG (the “CRG Agreement”) for Mr. Baldwin’s services which continued to apply to the period in which he served as our Interim Chief Financial Officer. Pursuant to such agreement in fiscal year 2011 we incurred approximately $937,400 in fees and expenses to CRG on account of Mr. Baldwin’s services to us. Mr. Baldwin has continued to serve as a partner of CRG and received his compensation for services to us through CRG. In addition, pursuant to the CRG Agreement, certain other CRG employees also provided services to the Company. In the aggregate, the Company made payments in the amount of $1,610,000 to CRG on account of the services that Mr. Baldwin and other CRG employees provided to the Company during fiscal year 2011.

Pursuant to its written charter, the Audit Committee reviews and pre-approves all “related party transactions” as such transactions are defined by Item 404 of Regulation S-K. In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and persons, and are required to notify us of any changes in that information. These questionnaires are reviewed by our General Counsel and, as appropriate, our outside counsel. All related party transactions coming before the Audit Committee, irrespective of size, are reviewed and voted on only by members of the Audit Committee having no relationships with the counterparty or its affiliates. The Audit Committee also reviews from time to time any ongoing related party transactions.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

Under the Company’s By-Laws, stockholders may nominate directors or propose other items of business at the annual meeting only if they have given timely notice of such nomination or other business, containing the information specified in the Company’s By-Laws, to the Company’s Secretary. To be timely, a stockholder’s notice must be received by the Company at its principal executive offices not less than 60 or more than 90 days before the meeting, except that if less than 70 days’ notice or public disclosure of the meeting date was provided by the Company, to be timely the stockholder notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or publicly disclosed. Accordingly, any stockholder nominations or other proposals may be presented at the 2011 annual meeting only if the Company received notice of such nominations or proposals by the close of business on November 17, 2011.

As of the date of this proxy statement, the Company has not received notice of any business and presently knows of no business that will be presented for consideration at the annual meeting other than as stated in the notice of meeting attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To Include Proposal in the Company’s Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2012 annual meeting of stockholders, it must be received at the Company’s executive offices no later than August 10, 2012. However, if the 2012 annual meeting is held on a date that is more than 30 days before or after January 10, 2013, a stockholder proposal must be received by a reasonable time before we begin to print and mail our proxy materials for that annual meeting. In order to be included in the Company’s proxy materials, a stockholder proposal must comply with the requirements of applicable SEC rules.

To Present Director Nominee or Proposal at Annual Meeting. Under the Company’s By-Laws, stockholders may nominate directors or propose other items of business at the annual meeting only if they have given timely notice of such nomination or other business, containing the information specified in the Company’s By-Laws, to the Company’s Secretary. To be timely, a stockholder’s notice must be received by the Company at its principal executive offices not less than 60 or more than 90 days before the meeting, except that if less than 70 days’ notice or public disclosure of the meeting date was provided by the Company, to be timely the stockholder notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or publicly disclosed.

COMPANY ANNUAL REPORT

We will provide without charge to each stockholder, upon written request directed to our General Counsel at 8685 Northwest 53rd Terrace, Miami, Florida 33166, a copy of our Annual Report on Form 10-K (including the financial statements and schedules thereto), and Amendment No.1 to our Annual Report on Form 10-K, for the fiscal year ended March 27, 2011. Our Annual Report on Form 10-K and Amendment No. 1 thereto are also available in the Investor Relations section of our website at www.benihana.com/about.

Date: December 9, 2011

By Order of the Board of Directors,

Richard C. Stockinger
Chairman, Chief Executive Officer, and President

Benihana Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on January 10, 2012.

Vote by Internet
• Log on to the Internet and go to
http://proxy.georgeson.com

• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors Recommends a vote FOR each nominee named in proposal 1, a vote FOR proposals 2 and 4, and a vote for 3 YEARS on proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - J. Ronald Castell	☐	☐	02 - Michael S. Kaufman	☐	☐	03 - Richard T. Snead	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐	3.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012.	☐	☐	☐		The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
(This proxy must be signed exactly as the name(s) appears hereon. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. When shares are held by a corporation or partnership, please sign corporate or partnership name by a duly authorized officer or other authorized person, giving full title as such.)

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

1UPX

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — BENIHANA INC.

(Solicited on behalf of the Board of Directors of Benihana Inc.)

The undersigned holder of Common Stock of BENIHANA INC. (the “Company”), revoking all proxies heretofore given, hereby appoints Richard C. Stockinger and Cristina L. Mendoza, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of the Company, to be held on Tuesday, January 10, 2012 at the InterContinental Hotel, 2505 North West 87th Avenue, Doral, Florida 33172, at 2:00 P.M., Eastern Time, and at any adjournments or postponements thereof, on all matters coming before such meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may come before the meeting.  Where no choice is specified, this Proxy will be voted FOR each nominee named in Proposal 1, FOR Proposal 2, for 3 YEARS on Proposal 3 and FOR Proposal 4.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE